Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

28 April 2025

Logistic Properties of the Americas

Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive

PO Box 2681, Grand Cayman, KY1-1111

Cayman Islands

Dear Sir or Madam

Re: Logistic Properties of the Americas (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form F-3 filed with the Securities and Exchange Commission in the United States (“SEC”) on or around the date of this opinion (the “Registration Statement”) relating to the Company’s registration for resale by certain selling shareholders of an aggregate of up to 30,499,323 ordinary shares with par value $0.00001 per share (the “Ordinary Shares”) consisting of up to: (i) 1,500,000 Ordinary Shares pursuant to the PIPE Agreement (as defined below); (ii) 26,312,000 Ordinary Shares in connection with the BCA (as defined below); and (iii) 2,687,323 Ordinary Shares in connection with the BCA, of which 2,553,549 Ordinary Shares are subject to lock-up restrictions under the Letter Agreement (as defined below) (collectively the “Registered Securities”), all as more particularly described in the Registration Statement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

(i)	the Registration Statement;

(ii)	the certificate of incorporation of the Company dated 9 October 2023;

(iii)	the amended and restated memorandum and articles of association of the Company adopted on 27 March 2024;

(iv)	the resolutions in writing of the directors of the Company dated 7 February 2024, 27 March 2024 and 25 April 2025 (the “Resolutions”);

(v)	a Certificate of Good Standing (the “Certificate of Good Standing”) dated 28 April 2025 issued by the Registrar of Companies in relation to the Company;

(vi)	the Business Combination Agreement dated as of 15 August 2023 (the “BCA”) by and among two, LatAm Logistic Properties S.A., and, by a joinder agreement, each of the Company and Logistic Properties of the Americas Subco;

(vii)	the Letter Agreement dated 29 March 2021 (the “Letter Agreement”) by and among two, two sponsor and each of the executive officers and directors of two as amended on 15 August 2023, by and among two, HC PropTech Partners III, LLC, two sponsor, and each of the shareholders of two listed on the signature pages thereto, and, by a joinder agreement, Logistic Properties of the Americas and further amended on 27 March 2024, by and among two, HC PropTech Partners III, LLC, two sponsor, and each of the shareholders of two listed on the signature pages thereto, and, by a joinder agreement, Logistic Properties of the Americas;

(viii)	the Subscription Agreement dated as of 16 February 2024 (the “PIPE Agreement”) by and among two and Bonaventure Investments Holding Inc. (as assigned to Guadalupe Assets Inc.), as amended and in effect from time to time; and

(ix)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

(a)	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

(c)	that the resolutions contained in the Resolutions were passed by unanimous written resolutions of the directors of the Company, remain in full force and effect and have not been and will not be rescinded or amended;

(d)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(e)	that at the time of issuance, the Ordinary Shares were issued by the Company against payment in full, which was equal to at least the par value thereof, and shall be duly registered in the Company’s register of members;

(f)	that the Company had sufficient authorised share capital to effect the issue of the Ordinary Shares at the time of issuance;

(g)	there are no records of the Company (other than the Resolutions), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents expressly referred to herein or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

(h)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Registered Securities, and the due execution and delivery thereof by each party thereto;

(i)	the effectiveness under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the SEC;

(j)	that the Registration Statement declared effective by the SEC will be in substantially the same form as that examined by us for purposes of this opinion;

(k)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(l)	the legality, validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the BCA, the Letter Agreement and the PIPE Agreement, which are expressed to be governed by the Foreign Laws, in accordance with their respective terms;

(m)	the validity and binding effect under the BCA, the Letter Agreement and the PIPE Agreement of the submission by the Company to the exclusive jurisdiction of the state and federal courts sitting in New York;

(n)	that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands); and

(o)	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us.

3.	QUALIFICATIONS

(a)	The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances. In particular, the obligations of the Company in connection with any Registered Security and any indenture or other agreement or document relating thereto:

(i)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(iv)	may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(v)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company if there are other proceedings simultaneously underway against the Company in another jurisdiction.

(b)	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

(c)	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

(d)	This opinion is issued solely for the purposes of the filing of the Registration Statement and the resale of the Registered Securities by the Company and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

(a)	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing. Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

(b)	The Ordinary Shares to be registered for resale as contemplated by the Registration Statement have been validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

Conyers Dill & Pearman LLP

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